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                                                                   Item 26(n)(i)


            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statements of Additional Information and to the use of our reports: (1) dated February 18, 2005, with respect to the statutory-basis financial statements and schedules of Western Reserve Life Assurance Co. of Ohio, (2) dated January 31, 2005, with respect to financial statements of the WRL Series Life Corporate Account, and (3) dated January 31, 2005, with respect to financial statements of the WRL Series Life Corporate Account, included in Post-Effective Amendment No. 15 to the Registration Statement (Form N-6 No. 333-57681) and related Prospectus of WRL Series Life Corporate Account.


                                      /s/Ernst & Young LLP

Des Moines, Iowa
April 25, 2005